                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                        CONSUMER PORTFOLIO SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                        CONSUMER PORTFOLIO SERVICES, INC.
                         2 Ada, Irvine, California 92618
                               Phone: 949-753-6800

                                   -----------


The annual meeting of the shareholders of Consumer Portfolio Services, Inc. (the "Company") will be held at 10:00 a.m., local time, on Thursday, June 25, 1998 at the Company's offices, 2 Ada, Irvine, California for the following purposes:

1.  To elect the Company's entire Board of Directors for a one-year term.

2. To approve a performance-based compensation plan for the Company's executive officers.

3. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1998.

4.  To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on May 22, 1998 are entitled to notice of and to vote at the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY EXACTLY AS YOUR NAME APPEARS THEREON AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PROXIES MAY BE REVOKED AT ANY TIME AND, IF YOU ATTEND THE MEETING IN PERSON, YOUR EXECUTED PROXY WILL BE RETURNED TO YOU UPON REQUEST.

By Order of the Board of  Directors




Jeffrey P. Fritz, Secretary
Dated:  May 25, 1998

                        CONSUMER PORTFOLIO SERVICES, INC.
                                      2 ADA
                            IRVINE, CALIFORNIA 92618
                                  949-753-6800

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 25, 1998

                                   -----------

                                  INTRODUCTION

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Consumer Portfolio Services, Inc. (the "Company" or "CPS") for use at the annual meeting of the shareholders to be held at 10:00 a.m., local time, on Thursday, June 25, 1998 at the Company's offices, 2 Ada, Irvine, California 92618, and at any adjournment thereof (the "Annual Meeting").

    All shares represented by properly executed proxies received in time will be voted at the Annual Meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Shares represented by properly executed proxies on which no specification has been made will be voted any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the meeting and giving oral notice of revocation to the Secretary of the Company.

    The Board of Directors of the Company has fixed the close of business on May 22, 1998 as the record date for determining the holders of outstanding shares of the Company's Common Stock, without par value ("CPS Common Stock") entitled to notice of, and to vote at the Annual Meeting. On that date, there were ____________ shares of CPS Common Stock issued and outstanding. Each such share of CPS Common Stock is entitled to one vote on all matters to be voted upon at the meeting, except that holders of CPS Common Stock have the right to cumulative voting in the election of directors, as described herein under the heading "Voting of Shares."

    The notice of the Annual Meeting, this proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about May 25, 1998. Expenses incurred in connection with the solicitation of proxies will be paid by the Company. The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no payment other than their regular compensation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

NOMINATIONS

    Each of the of the Company's six current directors has been nominated for election as a director at the Annual Meeting, and each has agreed to serve as a director if elected. Directors of the Company are elected annually to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

    The names of the nominees, their principal occupations, and certain other information regarding them set forth below is based upon information furnished to the Company by them.

          Name                     Age        Position(s) with the Company
          ----                     ---        ----------------------------
     Charles E. Bradley, Sr.       68    Chairman of the Board of Directors
     Charles E. Bradley, Jr.       38    President, Chief Executive Officer, and
                                         Director
     William B. Roberts            61    Director
     John G. Poole                 55    Vice Chairman of the Board of Directors
     Robert A. Simms               59    Director
     Thomas L. Chrystie            65    Director

    CHARLES E. BRADLEY, SR. has been the Chairman of the Board of the Company since its formation in March 1991. Mr. Bradley is one of the founders of Stanwich Partners, Inc. ("Stanwich"), a Connecticut investment firm which acquires controlling interests in companies in conjunction with the existing operating management of such companies, and has been President, a director and a shareholder of that company since its formation in 1982. He is also President, Chief Executive Officer and a director of Reunion Industries, Inc., a publicly held company which manufactures precision plastic products and provides engineered plastics services. Mr. Bradley is currently Chairman of the Board and Chief Executive Officer of DeVlieg-Bullard, Inc. and Chatwins Group, Inc., and a director of Texon Energy Corp., General Housewares Corp., Zydeco Exploration, Inc., Sanitas, Inc. and Audits and Surveys Worldwide. He is Chairman of the Board and Chief Executive Officer of NAB Asset Corporation (38% of whose outstanding shares of voting stock are held by the Company). Other than Stanwich, all of the above corporations are publicly-held or are required to file periodic reports under Section 13 or 15(d) of the Securities Exchange Act of 1934. Mr. Bradley is the father of Charles E. Bradley, Jr.

    CHARLES E. BRADLEY, JR. has been the President and a director of the Company since its formation in March 1991. In January 1992, Mr. Bradley was appointed Chief Executive Officer of the Company. From April 1989 to November 1990, he served as Chief Operating Officer of Barnard and Company, a private investment firm. From September 1987 to March 1989, Mr. Bradley, Jr. was an associate of The Harding Group, a private investment banking firm. Mr. Bradley, Jr. is currently serving as a director of NAB Asset Corporation, Chatwins Group, Inc., Texon Energy Corporation and Thomas Nix Distributor, Inc. Charles E. Bradley, Sr. is his father.

    WILLIAM B. ROBERTS has been a director of the Company since its formation in March 1991. Since 1981, he has been the President of Monmouth Capital Corp., an investment firm which specializes in management buyouts. Mr. Roberts serves on the board of directors of Atlantic City Racing Association, a publicly-held corporation, which owns and operates a race track.

    JOHN G. POOLE has been a director of the Company since November 1993 and its Vice Chairman since January 1996. He was a co-founder of Stanwich in 1982 and has been a director, vice president and shareholder of that company since its formation. Mr. Poole is a director of Reunion Industries, Inc., Sanitas, Inc., Chatwins Group, Inc., and DeVlieg-Bullard, Inc.

    ROBERT A. SIMMS has been a director of the Company since April 1995. He has been the Chairman and Chief Executive Officer of Simms Capital Management, Inc. since 1984. He is a director of the National Football Foundation and Hall of Fame. Mr. Simms also serves on the Board of Overseers of Rutgers University and was formerly a partner in Bear Stearns & Co.

    THOMAS L. CHRYSTIE has been a director of the Company since April 1995. He has been self-employed as an investor, through Wycap Corporation, since 1988. His previous experience includes 33 years at Merrill Lynch & Co. in various capacities including heading Merrill Lynch's investment banking, capital markets and merchant banking activities. In addition, he served as Merrill Lynch & Co.'s Chief Financial Officer. Mr. Chrystie is also a director of Titanium Industries, an 80%-owned subsidiary of Allegheny Teledyne.

    The Board of Directors has established an Audit Committee and a Compensation and Stock Option Committee. The members of the Audit Committee are Thomas L. Chrystie (chairman), Robert A. Simms, and William B. Roberts. The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting and auditing staff and its independent auditors and to review with the accounting staff and independent auditors any questions raised with respect to accounting and auditing policy and procedure.

    The members of the Compensation and Stock Option Committee are Robert A. Simms (chairman), Thomas L. Chrystie and William B. Roberts. This Committee makes recommendations to the Board of Directors as to general levels of compensation for all employees of the Company, the annual salary of each of the executive officers of the Company, authorizes the grants of options to employees under the Company's 1991 Stock Option Plan, and the 1997 Long-Term Incentive Plan and reviews and approves compensation and benefit plans of the Company.

    The Company does not have a Nominating Committee. Shareholders who wish to suggest individuals for possible future consideration for board positions should direct recommendations to the Board of Directors at the Company's principal offices.

    The Board of Directors recommends a vote FOR each of the nominees above.


                                 PROPOSAL NO. 2

                       PERFORMANCE-BASED COMPENSATION PLAN

    During the past year, the Compensation Committee and senior management have considered the factors by which to determine key executive cash bonuses. At its meeting in January 1998, the Compensation Committee established a plan to set maximum levels of bonus compensation for certain key executives. The plan sets maximum bonuses for each executive, based on the Company and the executive meeting a number of individual and shared objectives. The Board believes that the plan adopted in January further aligns the incentives of senior management with the interests of the shareholders. The plan will encourage the Company's key executives to achieve a sustained high level of performance and will place a significant portion of the executive's cash compensation at risk.

    The 1998 Key Executive Bonus Plan (the "1998 Plan") is a short-term incentive plan designed to meet corporate and shareholder objectives, as well as to ensure that cash compensation remains deductible as performance based compensation under the Internal Revenue Code of 1986.

Key elements of the 1998 Plan are:

- Participants will be named each year by the Compensation Committee from the members of the Company's senior management, which includes officers at a senior vice president level and higher. For the current year, only the Company's president has been named as a participant in the 1998 Plan.

- The maximum amount of the bonus pool for all executives will be 6% of the Company's net income, before income taxes. The Compensation Committee will determine what percentage of the bonus pool will be allocated to each participating executive. This allocation must generally occur prior to March 30 of each year, but no executive may be allocated more than 50% of the bonus pool for any year. The sum of all allocated percentages shall not exceed 100% of the bonus pool. For the current year, the Compensation Committee allocated 50% of the bonus pool to the Company's president.

- The Compensation Committee may also set a maximum dollar limit on the bonus pool for each year, but must do so by March 30 of each year. The Compensation Committee has elected not to set such maximum dollar limit for the current year.

- If the Company does not earn at least 50% of its budgeted earnings for the year, then no bonus will be paid under the 1998 Plan. The Compensation Committee is not required to award the entire bonus pool. No more than 50% of the maximum bonus pool will be awarded with respect to the current year.

- By March 30 of each year or as required by IRS rules, the Company will establish an individual performance goal for each participant based on earnings of the Company. If the Company's earnings meet or exceed the participant's goal, the participant will receive his or her allocated percentage of the bonus pool, unless the Compensation Committee reduces the award based on corporate or individual performance, business conditions or other circumstances.

- A participant's allocated percentage for any year cannot be increased during that year. Any percentage of the pool that is not awarded to a participant will not be distributed to the other participants.

- Shareholder approval is required in order for the 1998 Plan to be effective and to comply with IRS rules regarding deductibility. If the 1998 Plan or any similar plan is to be effective for more than five years, such plan must be re-submitted to the shareholders for approval.

- The Compensation Committee may use its discretion to amend the 1998 Plan if it determines the changes are necessary and do not conflict with the 1998 Plan's general purpose and intent. The ability to amend any provision is subject to IRS and SEC rules and regulations.

   The Board Of Directors recommends a vote FOR the approval of the 1998 Key Executive Bonus Plan.


                                 PROPOSAL NO. 3

                                 RATIFICATION OF
                   SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, on recommendation of the Audit Committee, has appointed the accounting firm of KPMG Peat Marwick to be the Company's independent auditors for the year ending December 31, 1998.

    A proposal to ratify that appointment will be presented to shareholders at the Annual Meeting. If the shareholders do not ratify the selection of KPMG Peat Marwick another firm of independent public accountants will be selected by the Board of Directors at the Annual Meeting. Representatives of KPMG Peat Marwick will be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.

    The Board of Directors recommends a vote FOR ratification of the selection of KPMG Peat Marwick.

                              INFORMATION REGARDING THE COMPANY

EXECUTIVE COMPENSATION

    The following pages set forth information in tabular form regarding compensation of the Company's executive officers.

Summary of Compensation

    The following table summarizes all compensation earned during (i) the fiscal year ended December 31, 1997, (ii) the fiscal year ended December 31, 1996, and
(iii) the nine-month period ended December 31, 1995, by the Company's Chief Executive Officer and by its four most highly compensated other executive officers (such five individuals, the "named executive officers") who were serving as executive officers at December 31, 1997. Information is presented for those specified periods, rather than for three full years, because the Company in 1995 changed the end of its fiscal year from March 31 to December 31. COMPENSATION SHOWN FOR THE PERIOD ENDED DECEMBER 1995 IS FOR NINE MONTHS ONLY.

                           SUMMARY COMPENSATION TABLE

      --------------------------------------------------------------------------------------
                                                                               Long Term
                                                         Compensation for     Compensation
                                                           period shown          Awards
      --------------------------------------------------------------------------------------
        Name and Principal Position     Period Ended    Salary    Bonus(1)   Options/SARs(2)
      --------------------------------------------------------------------------------------
      CHARLES E. BRADLEY, JR.          December 1997   $425,000    $575,000               0
      Chief Executive Officer          December 1996    381,250     372,500         200,000
                                       December 1995    237,500     217,500           8,400
      --------------------------------------------------------------------------------------
      NICHOLAS P. BROCKMAN             December 1997    127,000      62,000               0
      Senior Vice President, Asset     December 1996    117,039      59,500          12,600
      Recovery                         December 1995     80,372      33,750               0
      --------------------------------------------------------------------------------------
      WILLIAM L. BRUMMUND, JR.         December 1997    129,000      84,000               0
      Senior Vice President, Systems   December 1996    117,039      55,500           5,000
                                       December 1995     80,372      33,750           7,600
      --------------------------------------------------------------------------------------
      JEFFREY P. FRITZ                 December 1997    175,000      96,000               0
      Senior Vice President, Finance   December 1996    154,938      78,250           5,000
                                       December 1995     91,903      48,750           7,600
      --------------------------------------------------------------------------------------
      CURTIS K. POWELL                 December 1997    143,000      97,000               0
      Senior Vice President,           December 1996    124,500      51,000          75,000
      Marketing                        December 1995     81,000      41,250          47,600
      --------------------------------------------------------------------------------------

(1) Bonus for each period is the bonus paid to date with respect to that period. Bonus compensation paid in May 1996 was awarded based on performance in the twelve-month period ended March 1996, and is therefore allocated 25% to the year ended December 1996 and 75% to the nine-month period ended December 1995. Bonus compensation paid in 1997 and 1998 was based on performance in the nine-month period and the year ended December 1996 and 1997, respectively and is therefore allocated entirely to those respective periods.

(2) Number of shares that may be purchased upon exercise of options that were granted in the period shown.

Option and SAR Grants

    During the year ended December 31, 1997, the Company did not grant any options or stock appreciation rights ("SARs") to any of the named executive officers.

Aggregated Option Exercises and Fiscal Year End Option Value Table

    The following table sets forth, as of December 31, 1997, the number of unexercised options held by each of the named executive officers, the number of shares subject to then exercisable and unexercisable options held by such persons and the December 31, 1997 value of all unexercised options held by such persons. Each option referred to in the table was granted under the Company's 1991 Stock Option Plan, or under the 1997 Long-Term Incentive Plan, at an option price per share equal to the fair market value per share on the date of grant.

---------------------------------------------------------------------------------------------------------
                                                                                 Value of Unexercised
                             Number of                Number of Unexercised          In-the-Money
                              Shares         lue           Options at            Options at December 31,
                            Acquired on    Value        December 31, 1997              1997(1)
         Name                Exercise     Realized   Exercisable/Unexercisable  Exercisable/Unexercisable
---------------------------------------------------------------------------------------------------------
Charles E. Bradley, Jr.        20,000     $103,750        247,640 /112,600          $357,415 /$462,800
---------------------------------------------------------------------------------------------------------
Nicholas P. Brockman           36,600      550,125              0 / 63,000                 0 / 273,100
---------------------------------------------------------------------------------------------------------
William L. Brummund, Jr.       20,000      297,500         29,600 / 63,000           207,450 / 267,400
---------------------------------------------------------------------------------------------------------
Jeffrey P. Fritz               20,000      107,500         50,600 / 63,000           357,075 / 267,400
---------------------------------------------------------------------------------------------------------
Curtis K. Powell               14,600      106,725         19,350 /118,650            29,706 / 188,669
---------------------------------------------------------------------------------------------------------

(1) Valuation is based on the last sales price on December 31, 1997 of $9.625 per share, as reported by Nasdaq.

Bonus Plan

    The named executive officers and other officers participate in a management bonus plan, pursuant to which such employees are entitled to earn cash bonuses, if the Company achieves certain net income levels or goals established by the Board of Directors. The amount of bonus payable to each officer is determined by the Board of Directors upon recommendation of the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors during the fiscal year ended December 31, 1997 comprised Thomas L. Chrystie, William B. Roberts and Robert A. Simms. None of the members of the Compensation Committee are present or former employees of the Company.

DIRECTOR COMPENSATION

    During the year ended December 31, 1997, the Company paid director compensation of $125,000 to Mr. Bradley, Sr., for his service as Chairman of the Board of Directors, and $75,000 to Mr. Poole for his service as Vice-Chairman of the Board of Directors. Mr. Bradley, Jr., President of the Company, received no additional compensation for his service as a director. The remaining directors, Messrs. Chrystie, Roberts and Simms, received a retainer of $1,000 per month and an additional per diem fee of $500 for attendance at meetings.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Policies in General

    As to base salary, the Company's objective is to establish base salaries at levels competitive with those in its industry. Annual adjustments in base salaries of officers other than the chief executive officer are approved by the Compensation Committee, acting on the recommendation of the chief executive officer.

    The Company has made a practice of paying annual bonuses to encourage executive officers and key management personnel to exercise their best efforts and management skills toward achieving the Company's objectives. Under the Company's bonus plan as applied to the year ended December 1997, executive officers of the Company other than its chief executive officer were eligible to receive a cash bonus of up to 100% of their base salaries. The amount of such bonus is determined by the Compensation Committee, acting on the recommendation of the chief executive officer. The principal determining factor in the amount of bonus is whether the Company as a whole has met its earnings objectives. Such objectives are set by the board of directors at its spring meeting of the prior year. Other factors in determining the amount of bonus are whether the executive has met individual objectives set by the chief executive officer and a subjective evaluation of the officer's performance. The Compensation Committee also considers whether the level of compensation proposed would be fully deductible to the Company for federal income tax purposes.

    Applying the above principles, the Compensation Committee in 1998 approved bonus compensation to each of the named executive officers, other than the chief executive officer, of approximately 49% to 68% of his base salary for the year ended December 31, 1997.

    The Company's long-term incentive plan has consisted of awards of incentive and non-qualified stock options designed to promote the identity of long-term interests between the Company's executives and its shareholders and to assist in the retention of key executives and management personnel. No stock options were granted to any of the named executive officers in 1997, although certain options in prior years continued to vest, and certain additional options were granted in January 1998. Since the full benefit of stock option compensation cannot be realized unless stock appreciation occurs over a number of years, stock option grants are designed to provide an incentive to create shareholder value over a sustained period of time.

    In exercising its discretion as to the level of executive compensation and its components, the Compensation Committee considers a number of factors. Financial factors considered include growth in the Company's revenue, income and earnings per share; the extent of appreciation in its stock price; and return on equity. Operational factors considered include the Company's cost of funds; indicators of the credit quality of the Company's servicing portfolio, including levels of delinquencies and charge-offs; and indicators of successful management of personnel, including the number of employees hired and employee stability.

    The Company also maintains certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as non-executive personnel who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.

Compensation of the Company's Chief Executive Officer

    The Company's general approach in setting the annual compensation of its chief executive officer is to seek to be competitive with financial services companies similar to the Company, but to have a large percentage of his target compensation be dependent upon the Company's financial performance. During the year ended December 1997, the Company's chief executive officer, Charles E. Bradley, Jr., received $425,000 in base salary, which was an increase from a rate of $400,000 per year applicable to 1996. In setting that rate, the Compensation Committee considered primarily the levels of chief executive officer compensation prevailing among fast-growing financial services companies. The Committee also took note of the growth in the Company's revenues and earnings in deciding to approve an increase in base salary.

    The Company's policy regarding cash bonuses paid to its chief executive officer has been similar to its policy regarding cash bonuses for other executive officers, except that the Compensation Committee exercises a greater degree of discretion with respect to award of a bonus to the chief executive officer than it exercises with respect to bonuses paid to other executive officers. If Proposal 2 is approved, the maximum for the current and future years would be a bonus that results in total cash compensation of approximately 3% of the Company's pre-tax earnings.

    Applying the existing policy, the Compensation Committee in 1998 approved bonus compensation to the chief executive officer of approximately 135% of his base salary for the year ended December 31, 1997. In determining bonus compensation to be paid, the Compensation Committee considered that the Company had exceeded its earnings target, had arranged for substantial increases in its financing facilities at reduced costs, had successfully issued $35 million of subordinated debt, and had successfully managed substantial increases in its personnel. The Compensation Committee also sought to have the combined salary and bonus be competitive with cash compensation paid to chief executive officers at comparable firms.


THE COMPENSATION COMMITTEE
Robert A. Simms
William B. Roberts
Thomas L. Chrystie

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the preceding report and the Performance Graph below shall not be incorporated by reference into any such filings.

PERFORMANCE GRAPH

    The following graph compares the yearly change in the Company's cumulative total shareholder return on its common stock from March 31, 1993 through December 31, 1997, with (i) the cumulative total return of the Center for Research in Security Prices ("CRSP") Index for the Nasdaq Stock Market (U.S. Companies), and (ii) the cumulative total return of the CRSP Index for Nasdaq Financial Stocks. The graph assumes $100 was invested on March 31, 1993 in the Company's common stock, and in each of the two indices shown, and that all dividends were reinvested. Data are presented for the last trading day in each of the Company's fiscal years. As noted above, the Company's fiscal year ended on March 31 until 1995, when the Company changed its fiscal year-end to December 31.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG CONSUMER PORTFOLIO SERVICES, INC., NASDAQ STOCK MARKET (U.S. COMPANIES) AND NASDAQ FINANCIAL STOCKS.


                                            3/31/93  3/31/94  3/31/95  12/29/95  12/31/96  12/31/97
                                            -------  -------  -------  --------  --------  --------
Consumer Portfolio Services, Inc.            $100.0   $191.1   $288.9   $324.4    $400.0    $342.2
Nasdaq Stock Market (U.S.)                   $100.0    107.9    120.1    155.8     191.6     235.2
Nasdaq Financial Stocks (U.S. & Foreign)     $100.0    104.2    116.7    154.5     198.0     302.6

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the number and percentage of shares of CPS Common Stock (its only class of voting securities) owned beneficially as of April 27, 1998 (i) by each person known to the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) by each director or named executive officer of the Company, and (iii) by all directors and executive officers of the Company as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned by such persons. The address of Messrs. Bradley, Jr., Brockman, Fritz, Brummund and Powell is c/o Consumer Portfolio Services, Inc., 2 Ada, Irvine, CA 92618.

                                                               Amount & Nature of        Percent of
            Name & Address of Beneficial Owner               Beneficial Ownership(1)        Class
            ----------------------------------               -----------------------        -----
Charles E. Bradley, Sr.....................................      2,995,137(2)                19.7%
  Stanwich Partners, Inc., 62 Southfield Avenue,
  Stamford, CT 06902
William B. Roberts.........................................      1,043,982                    6.9%
  Monmouth Capital Corp., 126 East 56th Street, New York,
  NY 10022
John G. Poole..............................................        320,860(3)                 2.1%
  Stanwich Partners, Inc., 62 Southfield Avenue,
  Stamford, CT 06902
Thomas L. Chrystie.........................................        120,000(4)                 0.8%
  P.O. Box 640, Wilson, WY 83014
Robert A. Simms............................................        247,144(5)                 1.6%
  55 Railroad Ave., Plaza Suite, Greenwich, CT 06830
Charles E. Bradley, Jr.....................................      1,654,914(6)                10.9%
Nicholas P. Brockman.......................................         92,500                    0.6%
William L. Brummund, Jr....................................         91,418                    0.6%
Jeffrey P. Fritz...........................................         97,000                    0.6%
Curtis K. Powell...........................................         44,000                    0.3%
All officers and directors as a group (fourteen persons)...      6,226,861                   39.3%

Robert T. Gilhuly and Kimball J. Bradley, Trustees.........      1,058,818(7)                 7.0%
c/o Cummings & Lockwood
Two Greenwich Plaza, Box 2505, Greenwich, CT 06830

----------------------

(1) Includes the following shares which are not currently outstanding but which the named individuals have the right to acquire currently or within 60 days of April 27, 1998 upon exercise of options: Mr. Roberts - 10,000 shares;
    Mr. Poole - 10,000 shares; Mr. Chrystie - 30,000 shares; Mr. Simms - 30,000 shares; Mr. Bradley, Jr. - 266,240 shares; Mr. Brockman - 18,400 shares; Mr. Brummund, Jr. - 48,000 shares; Mr. Fritz - 69,000 shares; Mr. Powell - 44,000 shares; and all directors and executive officers as a group (14 persons) - 642,840 shares. The shares described in this note are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by such persons individually and by the group, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person.

(2) Includes 207,490 shares owned by the named person's spouse as to which he has no voting or investment power, and 100,000 shares owned by Stanwich Financial Services Corp., a corporation wholly-owned by NAB Asset Corp. of which the named person is president and director.

(3) Includes 12,000 shares held by Mr. Poole as custodian for his children.

(4) Includes 90,000 shares held by the Thomas L. Chrystie Living Trust.

(5) Includes 16,944 shares owned by Mr. Simms' spouse as to which he has no voting or investment power.

(6) Includes 211,738 shares held by a trust of which Mr. Bradley is the beneficiary, as to which he has no voting or investment power. Also includes, in addition to the 266,240 shares referred to in footnote 1, 600,000 shares that Mr. Bradley, Jr. has the presently exercisable right to acquire from Mr. Bradley, Sr.

(7) These shares are held in trusts of which the beneficiaries are Charles E. Bradley, Sr.'s adult children, including, among others, Charles E. Bradley, Jr., (as to 211,738 shares) and Kimball J. Bradley (as to 211,802 shares).

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    The Company's directors, certain officers, and persons holding more than ten percent of the Company's common stock are required to report, within certain periods, their initial ownership of and any subsequent transactions in any of the Company's equity securities. Based solely upon reports furnished to the Company and written representations and information provided to the Company by the persons required to make such filings, all such individuals have satisfied such filing requirements in full with respect to the year 1997, except that certain acquisitions by corporations of equity securities of the Company were not reported timely, notwithstanding that such corporations' ownership might properly be attributed to certain directors of the Company. Specifically, a corporation of which Mr. Bradley, Sr. is president and director filed late one report of one transaction, and a corporation of which Mr. Bradley, Jr. is the sole shareholder filed late one report of four transactions. Mr. Bradley, Jr. also filed late one report of one option exercise in his individual capacity.

CERTAIN TRANSACTIONS

    From January 1, 1992 through December 31, 1995 the Company retained Stanwich (a corporation of which Charles E. Bradley, Sr. and John G. Poole are principal shareholders) to provide consulting services for compensation at the rate of $350,000 per year. Effective January 1, 1996, upon expiration of the prior agreement, the Company and Stanwich agreed to continue the consulting arrangement for an additional three-year period, at a reduced rate of compensation of $75,000 per year. The current rate was arrived at by negotiation between Stanwich and the independent directors of the Company. Such negotiations took into account the prior rate of compensation, the services performed by Stanwich in the past, the Company's decision to begin compensating Mr. Bradley and Mr. Poole for their services as Chairman and Vice Chairman of the Board of Directors, and the expectation that a reduced level of consulting service would be required as the Company matured. Under both the current and prior agreements, Stanwich agreed to provide such level of consulting services relating to strategic business and tax planning and investment analysis as the Company reasonably may request. No fixed, minimum or maximum number of hours of service is or was specified.

    In January 1997, the Company acquired 80% of the outstanding shares of the capital stock of CPS Leasing, Inc. (then known as Stanwich Leasing, Inc.) for an aggregate purchase price of $100,000. The selling shareholders included Charles
E. Bradley, Sr. and John G. Poole, each of whom is an officer, director and shareholder of the Company and who received, respectively, $45,000 and $15,000 of the purchase price. Messrs. Bradley, Sr. and Poole, the founders of CPS Leasing, Inc. purchased their shares in 1996 for $450 and $150, respectively. CPS Leasing, Inc. ("CPSL") is in the business of leasing equipment and containers to others. The purchase price for CPSL was determined by negotiation between the Company and CPSL's selling shareholders. The transaction was approved by the Company's disinterested directors, consisting of Messrs. Chrystie, Roberts and Simms. The remaining 20% of CPSL not acquired by the Company is held by Charles E. Bradley, Jr., who is the President and a director of the Company.

    The purpose of acquiring CPSL was to enter into the equipment leasing business. CPSL finances its purchases of the equipment that it leases to others through either of two lines of credit. Amounts borrowed by CPSL under one of those two lines of credit have been guaranteed by the Company. As of March 31, 1998 the total amount outstanding under the two lines of credit was approximately $1,681,253, of which the Company had guarantied approximately $1,153,516. The Company has also financed the operations of CPSL by making operating advances and by advancing to CPSL the fraction of the purchase prices of its leased equipment that CPSL does not borrow under its lines of credit. The aggregate amount of advances made by the Company to CPSL as of March 31, 1998, is $2,166,319. The advances related to operations bear interest at the rate of 8.5% per annum. The advances related to the fraction of the purchase price of leased equipment is not interest bearing.

    In order to obtain long-term subordinated debt financing on the terms described below, the Company in May 1997 assisted Stanwich Holdings, Inc. ("Holdings") in its acquisition of a company now known as Stanwich Financial Services Corp. ("Financial Services"). Charles E. Bradley, Sr., Charles E. Bradley, Jr. and John G. Poole, who are officers and directors of the Company, at that time collectively owned 92.5% of the common stock of Holdings, and Mr. Bradley, Sr. is the president and the sole director of Holdings.

        On May 20, 1997 the Company purchased $14,500,000 of preferred stock of Holdings. Holdings used the proceeds of the Company's investment, together with other funds, to acquire all of the capital stock of Financial Services, which is engaged in the structured settlement business. Dividends on the Holdings preferred stock held by the Company were cumulative at the rate of 9% per annum. The preferred stock was redeemed in August 1997 at an aggregate price of $14.9 million, including accrued dividends.

    As an additional consideration to the Company for making the preferred stock investment in Holdings, Holdings made a commitment (the "Loan Commitment") to cause Financial Services to make the following loans to the Company:

    o A 60-day loan of $14,500,000 bearing interest at 8% per annum. This loan was funded on May 21, 1997, and was repaid in its entirety in August 1997.

    o An unsecured loan (the "Additional Loan") of $15,000,000. This loan has a maturity of seven years and bears interest at the rate of 9% per annum. The Additional Loan may be pre-paid without penalty at any time after three years. Financial Services has the option to convert 20% of the principal into shares of common stock of the Company at a price of $11.55 per share, which is 130% of the closing price of such stock on the Nasdaq Stock Market on the date of the Loan Commitment.

    o An unsecured loan (the "Second Additional Loan") in an amount (up to $15,000,000) to be determined by the Company, and on the same terms as the Additional Loan. The Company chose not to draw on this loan commitment.

    The terms of the Additional Loan are the same as the terms applicable to the $20 million of partially convertible debt securities ("Participating Equity Notes" or "PENs") issued by the Company in its underwritten public debt offering completed in April 1997 (the "PENs Financing"), except that the terms of the Additional Loan are more favorable to the Company than the terms of the PENs Financing in three respects. First, the interest rate under the Additional Loan is 150 basis points lower than the interest rate under the PENs Financing. Second, only 20% of the principal of the Additional Loan is convertible into common stock of the Company, as compared to 25% under the PENs Financing. Third, the conversion price per share is $11.55 per share (determined as 130% of the market price per share on the date of Loan Commitment), as compared to $10.15 per share (determined as 125% of the market price per share on the effective date of the public offering of debt) in the PENs Financing.

    As further consideration for the preferred stock investment by the Company, the shareholders of Holdings granted to the Company the option to acquire 100% of the outstanding common stock of Holdings from them at a price equal to 80% of the fair market value of such stock at the time of option exercise, as determined by an independent appraisal. The option was to be exercisable from May 22, 2000 through May 21, 2003. The Company subsequently agreed to release that option in connection with the March 1998 purchase of Holdings by NAB Asset Corporation, discussed below.

    In the acquisition of Financial Services by Holdings, the Company as a preferred shareholder of Holdings agreed to indemnify the former owners of Financial Services (who are not affiliates of the Company) if claims are made against them by creditors of Financial Services relating to certain matters occurring on or after the closing date of the acquisition.

    In August 1997, the Company entered into a short-term line of credit agreement with Financial Services ("Short-Term Line"), to supplement its working capital resources. Under the Short-Term Line, Financial Services agreed to lend up to $25 million to the Company from time to time upon request, through December 19, 1997. Any amount outstanding at December 31, 1997 would be due at that time. Borrowings under the Short-Term Line bore interest at the rate of 10% per annum, and the Company paid a $250,000 (one percent) commitment fee to Financial Services in connection with opening the line of credit. The Company drew the full amount of the line at its inception, none of which remained outstanding at December 31, 1997.

    In the ordinary course of its business operations, the Company from time to time purchases retail automobile installment contracts from an automobile dealer, Cars USA, which is owned by a corporation of which Mr. Bradley, Sr. and Mr. Bradley, Jr. are the principal shareholders. During the year ended December 31, 1997, the

Company purchased 183 such contracts, with an aggregate principal balance of $2,405,100. The Company paid an aggregate of $2,325,700 for such contracts. All such purchases were on the Company's normal business terms.

    The Company has provided inventory financing ("flooring") and has lent additional monies to Cars USA. As of December 31, 1997, the total amount owed to the Company was $1,350,954, of which $790,000 represented flooring. The largest aggregate amount of indebtedness outstanding under the flooring line at any time since the beginning of the last fiscal year was $1,024,000, as of March 31, 1998. The flooring financing is a revolving line of credit, bearing interest at 10% per year, with a maximum advance depending upon the value of used car inventory, and with an overall maximum of $1,500,000. Other borrowings in the aggregate amount of $250,000 do not bear interest. The remainder of the amount owed to the Company represents fees for services performed for the dealer by the Company.

    On March 2, 1998 the shareholders of Holdings sold all outstanding shares of the capital stock of Holdings to NAB Asset Corp. ("NAB"). In connection with that transaction, the Company agreed to extinguish its option to acquire all of the outstanding common stock of Holdings. The extinguished option had been exercisable during the three-year period beginning May 21, 2000, at a price equal to 80% of the appraised value (at the time of exercise) of the Holdings shares. In exchange for termination of the option, NAB issued to the Company a promissory note in the principal amount of $530,835, which bears interest at the rate of 7% per annum, and matures on March 2, 2003. The amount payable under that note is contingent on the earnings of Financial Services, which is the wholly-owned subsidiary of Holdings. If cumulative pre-tax income of Financial Services over the period from May 21, 1997 through January 31, 2003 is less than $21 million, the principal amount payable under the note is reduced, at the rate of $.1435 for each dollar of shortfall. In no event, however, will the principal amount payable under that note be reduced to less than $134,000. As a result of this transaction, the Company now holds, indirectly through NAB, a 38% ownership interest in Holdings.

    On December 30, 1997, the Company lent an aggregate of $9,500,000 to NAB on an unsecured basis, represented by two promissory notes in the amounts of $5.5 million and $4.0 million. Each such note bears interest at 13% per annum, payable quarterly, and is due June 30, 1998. A loan fee in the amount of $65,000 is also due at that time. On December 31, 1997, Financial Services purchased the $4.0 million note from the Company, at par. Of the $5.5 million remaining, NAB paid the Company $2.0 million in March 1998. Messrs. Bradley, Sr. and Bradley, Jr. are directors of NAB, and Mr. Bradley, Sr., is its chief executive officer. The Company owns approximately 38% of the outstanding shares of NAB, and the remaining shares of NAB are publicly held.


        The agreements and transactions described above were not entered into between parties negotiating or dealing on an arm's length basis, but were entered into by the Company with the parties who personally benefited from such transactions and who had a control or fiduciary relationship with the Company. In each case such agreements and transactions have been reviewed and approved by the members of the Company's Board of Directors who are disinterested with respect thereto.

                                VOTING OF SHARES

    The Board of Directors recommends that an affirmative vote be cast in favor of each of the nominees and proposals listed on the proxy card.

    The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

    Holders of CPS Common Stock are entitled to one vote per share on each matter other than election of directors. As to election of directors, each holder of CPS Common Stock may cumulate such holder's votes and give any nominee an aggregate number of votes equal to the number of directors to be elected multiplied by the number of shares of CPS Common Stock held of record by such holder as of the record date, or distribute such aggregate number of votes among as many nominees as the holder thinks fit. However, no such holder shall be entitled to cumulate votes for any nominee unless such nominee's name has been placed in nomination prior to the voting and the holder has given notice at the annual meeting prior to the voting of the holder's intention to cumulate votes. If any one holder has given such notice, all holders may cumulate their votes for nominees. Discretionary authority is sought hereby to cumulate votes of shares represented by proxies.

    Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. The affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present is required for approval of Proposal No. 2 (Performance-Based Compensation Plan) and Proposal No. 3 (Selection of Independent Auditors). In general, California law provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of nominees for director named herein; FOR the approval of the Performance-Based Compensation Plan; and FOR the ratification of the appointment of KPMG Peat Marwick as the Company's independent auditors for the year ending December 31, 1998; and will be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will be considered as abstentions with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

SHAREHOLDER PROPOSALS

    The Company expects to hold its 1999 Annual Meeting of Shareholders in May 1999. In order to be considered for inclusion in the Company's proxy statement and form of proxy for the 1999 Annual Meeting, any proposals by shareholders intended to be presented at such meeting must be received by the Secretary of the Company at 2 Ada, Irvine, California 92618 by no later than December 31, 1998.

FORM OF PROXY

                        CONSUMER PORTFOLIO SERVICES, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 25, 1998

        The undersigned shareholder of CONSUMER PORTFOLIO SERVICES, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement with respect to the Annual Meeting of Shareholders of Consumer Portfolio Services, Inc. to be held at the offices of said corporation at 2 Ada, Irvine, California 92618 on Thursday, June 25, 1998, at 10:00 a.m., and hereby appoints Charles E. Bradley, Jr. and Jeffrey P. Fritz, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Consumer Portfolio Services, Inc. Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).

        THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2 AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

              (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)

/SEE REVERSE SIDE/

/x/ Please mark
    votes as in
    this example           PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD
FOR   AGAINST   ABSTAIN

1. Election of Directors  Nominees:                               2.  To approve a performance-based         / /     / /     / /
   Charles E. Bradley, Sr., Charles E. Bradley, Jr.,                  compensation plan for the Company's
   John G. Poole, Robert A. Simms, William B. Roberts                 executive officers.
   and Thomas L. Chrystie

   FOR ALL                    WITHHELD
   NOMINEES                   FROM ALL
                              NOMINEES
    /  /                        /  /      MARK HERE FOR  /  /     3.  To ratify the appointment of KPMG      / /     / /     / /
                                          ADDRESS CHANGE              Peat Marwick LLP as independent
                                          AND NOTE BELOW              auditors of the Company for the
                                                                      year ending December 31, 1998.

/  /----------------------------------                            4.  To transact such other business as
For all nominees except as noted above                                may properly come before the meeting
                                                                      or any adjournment(s) thereof.


                                                                  This proxy should be signed by the
                                                                  shareholder(s) exactly as his or her
                                                                  name(s) appear(s) hereon, dated and
                                                                  returned promptly in the enclosed
                                                                  envelope. Persons signing in a
                                                                  fiduciary capacity should so
                                                                  indicate. If shares are held by
                                                                  joint tenants or as community
                                                                  property, both persons should sign.

Signature:_____________________________   Date:_________________  Signature:_____________________________    Date:________________